PRIVATE EQUITY CONSULTING AGREEMENT

THIS PRIVATE EQUITY CONSULTING AGREEMENT (hereinafter the

"Agreement"), is made, entered into and effective as of February 21, 2014, by and between K2 Design & Strategy, Inc., a Delaware corporation (hereinafter the "Company"), and Pathways Financial, LLC, a Nevada limited liability company, (hereinafter "Consultant"). All of the parties to this Agreement may be hereafter individually referred to as a "party," or collectively referred to as the "parties."

RECITALS

WHEREAS, the Company desires to contract with Consultant to supply private equity consulting services to assist Company with the following: (i) facilitating the registration of its securities with the Securities and Exchange Commission, ("SEC"), and (ii) facilitating the listing of its securities on a public exchange (hereinafter the "Transaction" or the "Services").

WHEREAS, Consultant desires to enter into a contractual agreement with the Company to use its best efforts to provide such Services;

WHEREAS, for their mutual benefit, the Company and Consultant desire to set forth the terms and conditions of the engagement of Consultant by the Company as provided herein; and

WHEREAS, Consultant desires to render the Services to Company on the terms and conditions provided in this Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

ARTICLE ONE DUTIES AND TERMS

1.1 Duties. Consultant's services will include, if appropriate or if reasonably requested by the Company: (a) reviewing the Company's financial condition, operations, competitive environment, prospects, and related matters for the Transaction; (b) preparing the information package or confidential information memorandum; (c) soliciting, coordinating, and evaluating indications of interest and proposals regarding a Transaction; (d) advising the Company as to the structure of a Transaction; and (e) advising Company on such other financial advisory and consulting services reasonably necessary to accomplish the foregoing. The Company hereby authorizes Consultant to send prospective investors and third-party advisors and vendors information on the Company, Transaction, and other pertinent information and legal agreements concerning the Transaction. Consultant agrees to use its best efforts, consistent with customary practice, to effect the Transaction as soon as practicable. The Company acknowledges that consummation of the Transaction is subject, among other factors, to acceptable Documentation, market conditions, and satisfaction of the conditions set forth in one or more agreements to be entered into with any financier, lender, investor, or purchaser of securities. It is expressly understood that this engagement does not constitute any commitment, express or implied, on the part of Consultant to provide, and does not ensure the success of the Transaction.

1.2              Term. Subject to earlier termination in accordance with Article 1.3 of this Agreement, this Agreement shall become effective on the date set forth above and shall continue for a period oftwelve (12) months.

1.3              Early Termination. Subject to the respective continuing obligations of Company and Consultant pursuant to this Agreement and prior to the Transaction:

1.3.1           the Company may terminate this Agreement with or without cause upon thirty

(30) days' prior written notice and a payment of Twenty Thousand Dollars ($20,000);

and

1.3.2           the agreement will automatically terminate upon either party's dissolution or insolvency.

ARTICLE TWO COMPENSATION

2.1              Compensation. The Company shall compensate Consultant as follows:

2.1.1 Commission. The Company shall pay Consultant a commission fee in the amount of Forty Thousand Dollars ($40,000) within seven (7) days of the Company's stock becoming registered and available for trading on a public exchange.

2.2              Transaction Fee. Upon the consummation of any Transaction occurring after the execution of this Agreement but before the end of the term of this Agreement as set forth herein, the Company shall pay Consultant a transaction fee ("Transaction Fee") in the aggregate amount of Six Million (6,000,000) shares of the Company's common stock or a cash equivalent thereof in the sole discretion of Consultant.

2.3              Expenses. Additionally, and regardless of whether any Transaction is consummated, Consultant shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred from time to time during the term of this Agreement in connection with the services to be provided under this Agreement.

ARTICLE THREE WARRANTIES

3.1 Information. The Company will furnish Consultant with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company's best knowledge, accurate and complete in all material respects at the time furnished. The Company will promptly notify Consultant if it learns of any material misstatement in, or material omission from, any information previously delivered to Consultant. Consultant agrees that all nonpublic information obtained in connection with its engagement will be held by it in strict confidence and will be used by it solely for the purposes of performing the Services, provided that nothing herein shall, prevent Consultant from disclosing any such information: (a) in accordance with an order of any court or administrative agency or in any pending legal or administrative proceeding, or (b) to the extent that such information (i) was or becomes publicly available other than by reason of disclosure by Consultant in violation of this Agreement or (ii) was or becomes available to Consultant or its affiliates from a source that is not known by Consultant to be subject to a confidentiality obligation to the Company. This undertaking by Consultant shall automatically terminate two (2) years following the last to occur of the completion of the Transaction or termination of the engagement hereunder. At the request of the Company, Consultant will execute a commercially reasonable nondisclosure agreement in connection with the delivery and use of such information. At Company's request, Consultant will promptly return to the Company, or destroy, any and all materials containing such confidential information except to the extent that Consultant is required to maintain such information in accordance with legal or regulatory requirements.

3.2 Compliance With Obligations. Consultant represents and warrants that its execution and delivery and performance of its obligations under this Agreement do not violate or constitute a breach of any of its contractual obligations with any third parties.

3.3 Good Faith and Fair Dealing. The Parties represent and warrants that Consultant's dealings will be fair and in good faith and that Consultant will use honesty in fact and will observe reasonable commercial standards of fair dealing.

3.4 Authorization and Enforceability. Company represents and warrants that:

3.4.1        it has all requisite individual and corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein; and

3.4.2        the execution, delivery and performance of this Agreement in consummation of the transactions contemplated hereby has been duly authorized by all requisite corporate actions.

3.5               Corporate Matters. Company agrees to obtain all necessary regulatory approval applicable to its business, obtain any necessary permits and required consents and comply with any regulatory requirement or law applicable to the performance of the services in its obligations under this Agreement.

3.6               Reliance on Information. Company represents and Warrants that Consultant may rely, without independent verification, on the accuracy and completeness of all information furnished by the Company or any other potential party to any Transaction. The Company understands that Consultant will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein. The Company further acknowledges that Consultant has not made and will not make any physical inspection or appraisal of the properties or assets of the Company, and that, with respect to any financial forecasts that may be furnished to or discussed with Consultant by the Company, Consultant will assume that such forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company.

ARTICLE FOUR INDEPENDENT CONTRACTOR STATUS

4.1 Independent Contractor Relationship. The parties to this Agreement intend that the relationship between Company and Consultant created by this Agreement is that of an Independent Contractor. Neither Consultant nor any agent, subcontractor or servant of Consultant shall be, or shall be deemed to be, an employee, agent or servant of Company. Company is interested only in the results obtained under this Agreement; the manner and means of conducting the work and supervision are under the sole control of Consultant. Consultant will be solely and entirely responsible for Consultant's acts during the performance of this contract. Consultant shall be entirely and solely responsible for the acts of his agents, assistants, or subcontractors, if any, while engaged in the performance of services hereunder. Company does not agree to use Consultant exclusively. Consultant is free to contract to perform services for others while he is under contract with Company limited by any covenants contained in this Agreement if any.

ARTICLE FIVE INDEMNITY

As a material part of the consideration for the agreement of Consultant to furnish its services under the Agreement, the Company agrees immediately defend indemnify and hold harmless the Consultant and its affiliates, and their respective past, present, and future directors, officers, shareholders, employees, agents, and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended (15 USC §77o), or Section 20 of the Securities Exchange Act of 1934, as amended (15 USC §78t) (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages, or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with or related to, without limitation, this Agreement, or any Transaction (or proposed Transaction) contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, that the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage, or liability that is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

The Indemnified Parties will give prompt written notice to the Company of any claim for which they seek indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability that it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission. The Company shall have the obligation to pay for the defense of any action for which the Indemnified Parties seek indemnification hereunder, and the Indemnified shall have the right to counsel of his/her/its/ choosing at prevailing market rates for experience counsel. After notice from the Company to the Indemnified Parties of its election to assume the defense thereof, and so long as the Company performs its obligations in accordance with such election, the Company will not be liable to the Indemnified Parties for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof other than reasonable costs of investigation.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Consultant, on the other hand, in connection with the actual or potential Transaction and the services rendered by Consultant. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Consultant, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities, and expenses shall not exceed the amount of fees actually received by Consultant under the Agreement.

The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Consultant and does not include any admission of fault on the part of any Indemnified Person. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company's prior written consent. The Company further agrees that neither Consultant nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company's equity holders and creditors) related to or arising out of Consultant's engagement, except for any liability for losses, claims, damages, liabilities, or expenses incurred by the Company that are finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

Each Indemnified Person shall make reasonable efforts to mitigate its losses and liabilities. The indemnity, reimbursement, contribution, and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability that the Company may otherwise have, and shall be binding on and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

ARTICLE SIX EVENTS OF DEFAULT

6.1              Events of Default. If any one or more of the following events (hereinafter "Events of Default") shall occur, the non-defaulting party shall have the remedies set forth in Article 14 below:

6.1.1        Company shall fail to pay any sums required to be paid to Consultant hereunder, as and when the same become due, and such default shall continue for thirty (30) or more days (hereinafter a "Monetary Event of Default"); or

6.1.2        Either party shall default in the performance of its material obligations hereunder, such default shall continue unremedied for a period of thirty (30) days after written notice of such default shall have been given to the defaulting party by the non-defaulting party.

ARTICLE SEVEN REMEDIES

7.1              Remedies. If any Event of Default shall have occurred and be continuing, the non- defaulting party may take one or any combination of the following steps:

7.1.1        terminate this Agreement;

7.1.2        declare any sums due the non-defaulting party to be immediately due and owing;

7.1.3        take whatever action at law or in equity may appear necessary or desirable to collect any amounts then due and thereafter to become due under the Agreement, or to enforce performance and observance of any obligation, Agreement or covenant of the defaulting party under this Agreement; and

7.1.4        exercise any all rights and remedies in support by law or equity and as otherwise afforded herein.

ARTICLE EIGHT GENERAL

8.1              Control of Services. This Agreement shall not be construed as constituting either party as a partner of the other or to create any other form of legal association that would impose liability upon one party for the act or failure to act of the other or as providing either party with a right of power or authority to create any duty or obligation of the other party. Each party shall be responsible for the management, direction and control of its employees and such employees shall not be employees of the other party.

8.2              Amendments. Any changes or modifications to this Agreement may be made only by a written amendment signed by both parties executed and delivered as to either party.

8.3               Successors of Consultant. This Agreement shall be binding upon and inure to the benefit of Consultant, its legal representatives, successors and assigns.

8.4               Mutual Disclaimers. This Agreement does not render either party an agent of the other or either party liable for any debts, liabilities, or obligations of the other, either now existing or to be incurred in the performance of this Agreement and neither party has any authority to obligate or represent the other.

8.5               Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States Mail, postage fully prepaid, return receipt requested, sent to the intended recipient's last known address or at such other address as any party may, from time to time, designate by notice given in compliance with this section.

8.6               Law Governine:: Venue: and Damages. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of law provisions thereof. Any action arising under this Agreement shall be venued in the state or federal courts located in Cook County, State of Illinois, and each party submits to the personal jurisdiction of said Court. Company's damages shall be limited to the fees paid to the Consultant and shall not be entitled to attorneys fees, compensatory damages, or any equitable remedy. Consultant shall be entitled to its contractual damages, prejudgment interest, and all of its reasonable attorney's fees and costs related to enforcing this Agreement.

8.7               Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

8.8               Entire Agreement. This Agreement and the exhibits and schedules attached hereto contain the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement.

8.9               Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end ofthe next day thereafter which is not a Saturday, Sunday or legal holiday.

8.10           Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

8.11           Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

8.12 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

8.13            Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

8.14            Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

8.15           Survival. The covenants and agreements contained herein by the Consultant shall survive termination of this Agreement with the Company including without limitation the right to Indemnification.

8.16           Publicity. Following the announcement of any Transaction by the Company, Consultant may, at its own expense, place announcements in financial and other newspapers and periodicals (such as customary "tombstone" advertisements) describing its services in connection therewith. Consultant shall provide the Company with a draft of any announcement that it proposes to place and shall make such revisions to the announcement as the Company reasonably may request within 2 business days after the Company's receipt of the draft announcement.

8.17           Conflicts. The Company acknowledges that Consultant and its affiliates, without limitation, may have and may continue to have other relationships with parties other than the Company, in which Consultant may acquire information of interest to the Company. Consultant shall have no obligation to disclose such information to the Company or to use such information in connection with this Agreement.

8.18            Jury Waiver. THE COMPANY AND THE CONSULTANT HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE PARTIES EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

8.19            Counterparts. This Agreement may be signed in counterparts by the parties hereto with the same force and effect as if the above parties signed the same original agreement. Facsimile copies and photocopies of the parties' signatures to this Agreement shall be valid and enforceable to the same extent as original signatures, and the parties hereby waive any requirement that original signatures be produced as a condition of proving the validity of, or otherwise enforcing this Agreement.

[This Space Intentionally Left Blank; Signature Page Follows]

PRIVATE EQUITY CONSULTING AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be executed and effective as of the day and year first above written.

K2 DESIGN & STRATEGY, INC. ("COMPANY")

Dated: February 21, 2014.

PATHWAYS FINANCIAL, LLC ("CONSULTANT")

Dated: February 21, 2014.